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                                                                   Exhibit 10.13

                                FRANKLIN C. PAUL
                              EMPLOYMENT AGREEMENT
                                      WITH
                          GOLFSMITH INTERNATIONAL, INC.

      This is an Employment Agreement entered into between Golfsmith International, Inc., a Delaware corporation (the "COMPANY"), and Franklin C. Paul ("EXECUTIVE").

                                    RECITALS:

      WHEREAS, the Company and Executive desire that Executive provide the Company employment services upon the terms and conditions set forth below;

      WHEREAS, this Employment Agreement is entered into as a condition of the parties consummating their obligations under the Agreement and Plan of Merger (the "MERGER AGREEMENT") dated as of September 23, 2002, by and among the Company, Golfsmith International Holdings, Inc., a Delaware corporation ("PARENT"), and BGA Acquisition Corporation, a Delaware corporation and a wholly-owned Subsidiary of Parent ("SUB").

      NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties, intending to be legally bound, agree as follows:

                                   AGREEMENT:

SECTION 1. TERM OF EMPLOYMENT

      (a) Effective Date. Subject to the terms and conditions set forth in this Employment Agreement, the Company agrees to employ Executive, and Executive agrees to be employed by the Company for the one year period which starts on the Closing Date (as defined in the Merger Agreement) (the "EFFECTIVE DATE").

      (b) Term. The term of this Employment Agreement is subject to automatic one year extensions starting on the first anniversary of the Effective Date of this Employment Agreement and on each subsequent anniversary date, unless Executive or the Company cancels the automatic extension at least 30 days prior to the anniversary date.

SECTION 2. DEFINITIONS

      "COMPETING BUSINESS" means (i) any business which designs, distributes, sells or markets golf equipment and golf related products; or (ii) any other business in which the Company or any of its subsidiaries is substantially engaged at the time of the termination of Executive's employment and in which Executive was substantially engaged on behalf of the
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Company or any of its subsidiaries during the last year of Executive's employment. Notwithstanding the foregoing, "Competing Business" shall not under any circumstance include: (w) golf course(s); (x) golf school(s); (y) golf driving range(s); or (z) any business principally concerned with non-golf Internet, catalogue, or retail sales; provided, however, that any pro shop operated in connection with any such golf course, golf school or driving range must be a Company shop.

      "RESTRICTED PERIOD" means the longer of (x) one year following the termination of Executive's employment under this Employment Agreement or (y) five years from the Effective Date.

      "TERM" means the one year period described in Section 1(b).

SECTION 3. POSITION AND RESPONSIBILITIES

      (a) Position. Executive shall act as a Senior Advisor to the Company's Golf Club Components Division.

      (b) Responsibilities.

            (1) Executive shall advise the Company with respect to its Golf Club Components Division and such other duties as authorized by the Board of Directors of the Company and/or the President of the Company and agreed to by Executive. Such other duties may include attending trade shows, visiting vendors and/or suppliers on behalf of the Company, writing articles and participating in meetings.

            (2) Executive, as a condition to his employment under this Employment Agreement, represents and warrants that he can assume and fulfill responsibilities described in Section 3(b)(1) without any risk of violating any non-compete or other restrictive covenant or other agreement to which he is a party.

      (c) Reporting Relationship. Executive shall report to the Board of Directors of the Company.

      (d) "As Needed" Basis. Executive shall render his services on "as needed" basis, as mutually agreed by the parties.

      (e) Geographic Area. Executive shall perform his duties and responsibilities principally in the Austin, Texas metropolitan area and shall travel outside of that area as determined in the good faith judgment of the Board of Directors of the Company and as agreed to by Executive.

SECTION 4. COMPENSATION AND BENEFITS

      (a) Annual Salary. Executive's salary shall be $50,000 per year, which amount may be reviewed and increased at the discretion of the Board of Directors of the Company or any
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committee of the Board of Directors of the Company duly authorized to take such action. Executive's base salary shall be payable in accordance with the Company's standard payroll practices and policies for such positions and shall be subject to such withholdings as required by law or as otherwise permissible under such practices or policies.

      (b) Employee Benefit Plans. Executive shall be eligible to participate in certain specified employee benefit plans, programs and policies maintained by the Company in accordance with the terms and conditions to participate in such plans, programs and policies as in effect from time to time, and subject to Executive's eligibility for such plans, programs and policies as determined by the Company, provided, however, that the Company will amend its group health plan in accordance with the terms of the letter agreement between Executive and the Company, attached hereto as Exhibit A and incorporated herein by reference, and will otherwise comply with the terms and intent of such letter agreement.

      (c) Vacation. Executive shall continue to receive Executive's base salary during periods of vacation and other time off. Although there is no fixed limit to the amount of vacation or other time off Executive may take, Executive is expected to schedule Executive's vacations and other time off so as not to materially and adversely interfere with the performance of his responsibilities under this Employment Agreement.

      (d) Expense Reimbursements. Executive shall have the right to expense reimbursements in accordance with the Company's standard policy on expense reimbursements.

      (e) Indemnification. With respect to Executive's acts or failures to act during his employment in his capacity as an employee or agent of the Company, Executive shall be entitled to indemnification from the Company, and to liability insurance coverage (if any), on the same basis as other employees or agents of the Company.

SECTION 5. TERMINATION OF EMPLOYMENT

      The Board of Directors of the Company shall have the right to terminate Executive's employment, without liability, at any time with or without cause, and Executive shall have the right to resign at any time. Upon termination or resignation, the Company's only obligation to Executive under this Employment Agreement shall be to pay Executive his earned but unpaid salary, if any, up to the date Executive's employment terminates. The Company shall only be obligated to make such payments and provide such benefits under any employee benefit plan, program or policy in which Executive was a participant as are explicitly required to be paid to Executive by the terms of any such benefit plan, program or policy following the date on which Executive's employment terminates.

SECTION 6. COVENANTS BY EXECUTIVE

      (a) Company Property. Executive upon the termination of Executive's employment for any reason or, if earlier, upon the Company's request shall promptly return all Company Property which had been entrusted or made available to Executive by the Company, where the term "PROPERTY" means all records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, keys, codes, computer hardware and software and other property of any kind or description prepared, used or possessed by Executive during Executive's
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employment by the Company (and any duplicates of any such Property) together with any and all information, ideas, concepts, discoveries, and inventions and the like conceived, made, developed or acquired at any time by Executive individually or, with others during Executive's employment which relate to the Company or its products or services.

      (b) Trade Secrets. Executive agrees that Executive shall hold in a fiduciary capacity for the benefit of the Company and its affiliates and shall not directly or indirectly use or disclose any Trade Secret that Executive may have acquired during the term of Executive's employment by the Company or any of its predecessors for so long as such information remains a Trade Secret, where the term "TRADE SECRET" means information, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing or a process that (1) derives economic value, actual or potential, from not being generally known to, and not being generally readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (2) is the subject of reasonable efforts by the Company and any of its affiliates to maintain its secrecy. This Section 6(b) is intended to provide rights to the Company and its affiliates which are in addition to, not in lieu of, those rights the Company and its affiliates have under the common law or applicable statutes for the protection of trade secrets.

      (c) Confidential Information. Executive while employed by the Company or its affiliates and thereafter during the Restricted Period shall hold in a fiduciary capacity for the benefit of the Company and its affiliates, and shall not directly or indirectly use or disclose, any Confidential Information that Executive may have acquired (whether or not developed or compiled by Executive and whether or not Executive is authorized to have access to such information) during the term of, and in the course of, or as a result of Executive's employment by the Company or its predecessors without the prior written consent of the Board of Directors of the Company unless and except to the extent that such disclosure is (i) made in the ordinary course of Executive's performance of his duties under this Employment Agreement or (ii) required by any subpoena or other legal process (in which event Executive will give the Company prompt notice of such subpoena or other legal process in order to permit the Company to seek appropriate protective orders). For the purposes of this Employment Agreement, the term "CONFIDENTIAL INFORMATION" means any secret, confidential or proprietary information possessed by the Company or any of its affiliates, including, without limitation, trade secrets, customer or supplier lists, details of client or Executive contracts, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, operational methods, marketing plans or strategies, product development techniques or flaws, computer software programs (including object code and source code), data and documentation data, base technologies, systems, structures and architectures, inventions and ideas, past current and planned research and development, compilations, devices, methods, techniques, processes, financial information and data, business acquisition plans and new personnel acquisition plans (not otherwise included as a Trade Secret under this Employment Agreement) that has not become generally available to the public, and the term "Confidential Information" may include, but not be limited to, future business plans, licensing strategies, advertising campaigns, information regarding customers or suppliers, executives and independent contractors and the terms and conditions of this Employment Agreement. Notwithstanding the provisions of this Section 6(c) to the contrary, Executive shall be permitted to furnish this Employment Agreement to a subsequent employer or prospective employer.
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      (d) Non-solicitation of Customers or Employees.

            (1) Executive (i) while employed by the Company or any of its affiliates shall not, on Executive's own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise (other than the Company or one of its affiliates), solicit Competing Business from customers of the Company or its affiliates and (ii) during the Restricted Period shall not, on Executive's own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, solicit Competing Business from customers or suppliers of the Company or its affiliates with whom Executive within the twenty-four month period immediately preceding the beginning of the Restricted Period had or made contact with in the course of Executive's employment by the Company.

            (2) Executive (i) while employed by the Company or any of its affiliates shall not, either directly or indirectly, call on, solicit or attempt to induce any other officer, employee or independent contractor of the Company or any of its affiliates to terminate his or her employment with such business and shall not assist any other person or entity in such a solicitation (regardless of whether any such officer, employee or independent contractor would commit a breach of contract by terminating his or her employment), and (ii) during the Restricted Period, shall not, either directly or indirectly, call on, solicit or attempt to induce any other officer, employee or independent contractor of such business with whom Executive had contact, knowledge of, or association in the course of Executive's employment with the Company or any of its predecessors or affiliates, as the case may be, during the twelve month period immediately preceding the beginning of the Restricted Period, to terminate his or her employment with the Company or any of its affiliates and shall not assist any other person or entity in such a solicitation (regardless of whether any such officer, employee or independent contractor would commit a breach of contract by terminating his or her employment). Notwithstanding the foregoing, nothing shall prohibit any person from contacting Executive about employment or other engagement during the restricted period, provided that Executive does not solicit the contact.

      (e) Non-competition Obligation. Executive while employed by the Company or any of its affiliates and thereafter until the end of the Restricted Period will not, for himself or on behalf of any other person, partnership, company or corporation, directly or indirectly, acquire any financial or beneficial interest in (except as provided in the next sentence), be employed by, or own, manage, operate or control, or become a director, officer, partner, employee, agent or consultant of, any entity which is primarily engaged in a Competing Business. Notwithstanding the preceding sentence, Executive will not be prohibited from owning less than five (5%) percent of any publicly traded corporation, whether or not such corporation is in a Competing Business.

      (f) Reasonable and Continuing Obligations. Executive agrees that Executive's obligations under this Section 6 are obligations which will continue beyond the date Executive's employment terminates and that such obligations are reasonable and necessary to protect the Company's legitimate business interests.
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      (g) Remedy for Breach. Executive agrees that the remedies at law of the
Company for any actual or threatened breach by Executive of the covenants in this Section 6 would be inadequate and that the Company shall be entitled to specific performance of the covenants in this Section 6, including entry of a temporary restraining order in state or federal court, preliminary and permanent injunctive relief against activities in violation of this Section 6, or both, or other appropriate judicial remedy, writ or order, in addition to any damages and legal expenses which the Company may be legally entitled to recover. The Company agrees, however, to give Executive and, if known, Executive's attorney reasonable advance notice of any legal proceeding, including any application for a temporary restraining order, relating to an attempt to enforce the covenants in this Section 6 against Executive. Executive acknowledges and agrees that the covenants in this Section 6 shall be construed as agreements independent of any other provision of this Employment Agreement or any other agreement between the Company and Executive, and that the existence of any claim or cause of action by Executive against the Company, whether predicated upon this Employment Agreement or any other agreement, shall not constitute a defense to the enforcement by the Company of such covenants.

SECTION 7. MISCELLANEOUS

      (a) Notices. Notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail. Notices to the Company shall be sent to:

                           GOLFSMITH INTERNATIONAL, INC.
                           c/o First Atlantic Capital, Ltd.
                           135 E. 57th Street, 29th Floor
                           New York, New York 10022
                           Attention: Noel Wilens
                           Facsimile:  (212) 750-0300

      Notices and communications to Executive shall be sent to the address Executive most recently provided to the Company.

      (b) No Waiver. Except for the notice described in Section 7(a), no failure by either the Company or Executive at any time to give notice of any breach by the other of, or to require compliance with, any condition or provision of this Employment Agreement shall be deemed a waiver of any provisions or conditions of this Employment Agreement.

      (c) Texas Law. This Employment Agreement shall be governed by Texas law without reference to the choice of law principles thereof. Any litigation that may be brought by either the Company or Executive involving the enforcement of this Employment Agreement or any rights, duties, or obligations under this Employment Agreement, shall be brought exclusively in a Texas state court or United States District Court in Texas.

      (d) Assignment. This Employment Agreement shall be binding upon and inure to the benefit of the Company and any successor in interest to the Company or any segment of such business. The Company may assign this Employment Agreement to any affiliate or successor that acquires all or substantially all of the assets and business of the Company or a majority of
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the voting interests of the Company, and no such assignment shall be treated as a termination of Executive's employment under this Employment Agreement. Executive's rights and obligations under this Employment Agreement are personal and shall not be assigned or transferred.

      (e) Other Agreements. This Employment Agreement, its Exhibit A and the Merger Agreement replace and merge any and all previous agreements and understandings regarding all the terms and conditions of Executive's employment relationship with the Company, and this Employment Agreement constitutes the entire agreement between the Company and Executive with respect to such terms and conditions. In the event of any conflict between the terms of this Employment Agreement and the Merger Agreement, the terms of this Employment Agreement shall prevail.

      (f) Amendment. No amendment to this Employment Agreement shall be effective unless it is in writing and signed by the Company and by Executive.

      (g) Invalidity. If any part of this Employment Agreement is held by a court of competent jurisdiction to be invalid or otherwise unenforceable, the remaining part shall be unaffected and shall continue in full force and effect, and the invalid or otherwise unenforceable part shall be deemed not to be part of this Employment Agreement.

      (h) Litigation. In the event that either party to this Employment Agreement institutes litigation against the other party to enforce his or its respective rights under this Employment Agreement, each party shall pay its own costs and expenses incurred in connection with such litigation.

             [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]
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      IN WITNESS WHEREOF, the Company and Executive have executed this
Employment Agreement in multiple originals effective as of the Effective Date.

GOLFSMITH INTERNATIONAL, INC.                        EXECUTIVE



By: /s/ FRANKLIN C. PAUL                              /s/  FRANKLIN C. PAUL
   --------------------------                        --------------------------
Name: Franklin C. Paul                               Name: Franklin C. Paul
Title: President

Date: 10/15/02                                       Date: 10/15/02
      -----------------------                              ---------------------



ACCEPTED AND APPROVED BY:

GOLFSMITH INTERNATIONAL
HOLDINGS, INC.



By: /s/ NOEL E. WILENS
   --------------------------
Name: Noel E. Wilens
Title: Vice President

Date: 10/15/02
      -----------------------